NEOS ETF TRUST N-14

Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 30, 2023, relating to the financial statements and financial highlights of WSTCM Credit Select Risk-Managed Fund, a series of WST Investment Trust, for the year ended August 31, 2023, and to the references to our firm under the headings “Questions and Answers”, “Other Service Providers”, “Experts” and “Appendix B” in the Combined Proxy Statement and Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 23, 2024

C O H E N  &  C O M P A N Y, L T D.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board